SCHEDULE A

JENNINGS FAMILY INVESTMENTS, INC.

The following table sets forth certain information with respect to the executive officers, directors and controlling persons of Jennings Family Investments, Inc. The business address for each director and executive officer is c/o Jennings Family Investments, Inc.

Name	Position with Jennings Family Investments, Inc.(2)	Present Principal Occupation or Employment	Citizenship
Izzy's Ventures, Inc.(1) Dianne Reis	Shareholder Beneficial Shareholder	791 Gene Jones Rd, Greenville, KY, 62345	USA
Mickey, Roxie, Holly, Jack, Inc.(1) Mary Kluber	Shareholder Beneficial Shareholder	929 Garfield Ave, Aurora, IL 60506	USA
Lone Stella LLC(1) Jacob Sherman Kristin Sherman	Shareholder Beneficial Shareholder Beneficial Shareholder	8513 Bowling Green Dr #3, Austin, TX 78757	USA
Dianne Reis	VP and DirectorJennings Family Investments, Inc.	791 Gene Jones Rd, Greenville, KY, 62345	USA
Mary Kluber	CEO and Director Jennings Family Investments, Inc.	929 Garfield Ave, Aurora, IL 60506	USA
Kurt Kluber	President and Director Jennings Family Investments, Inc.	1170 Trask Rd, Aurora IL 60505	USA

(1)  The shareholders of the Reporting Person are Izzy's Ventures, Inc., Mickey, Roxie, Holly, Jack, Inc. and Lone Stella LLC. Dianne Reis is the director, officer and shareholder of Izzy's Ventures, Inc., Mary Kluber is the director, officer and shareholder of Mickey, Roxie, Holly, Jack, Inc., and Jacob Sherman and Kristin Sherman are the directors, officers and shareholders of Lone Stella LLC. Dianne Reis, Mary Kluber, Jacob Sherman and Kristin Sherman and the respective entities of which they are shareholders (collectively, the "Shareholders") by virtue of its equity interest in the Reporting Person, may be deemed to beneficially own the shares of common stock reported herein. Each Shareholder disclaims beneficial ownership of such shares as voting and dispositive power of the shares of the Reporting Person rests with the directors and officers of the Reporting Person, and the inclusion of such information shall not be deemed an admission of beneficial ownership for purposes of Section 13(d) or any other purpose.

(2)  The Reporting Person disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein. The Reporting Person does not have the power to vote or dispose of such securities except as expressly stated herein. The inclusion of these securities in this report shall not be an admission of beneficial ownership for purposes of Section 13(d) of the Exchange Act of 1934, as amended, or for any other purpose.